Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Pike Electric Corporation Announces Appointment of Jeffrey Calhoun as Chief Accounting Officer

MT. AIRY, N.C., September 21, 2010 —Pike Electric Corporation (NYSE: PIKE), a leading energy solutions provider, today announced that Jeffrey Calhoun was appointed as Pike’s chief accounting officer. Mr. Calhoun began his employment on September 20, 2010 and will succeed Mr. Waldman who served as chief accounting officer since 2006. Mr. Waldman resigned on September 17, 2010. Mr. Calhoun comes to Pike with over 24 years of public accounting and industry experience. Mr. Calhoun was an audit member at Dixon Hughes PLLC from January 2008 through May 31, 2010, where he was responsible for leading service teams that provided audit and accounting services to clients. Previously, Mr. Calhoun worked at national accounting firms where he provided audit and accounting services to clients, and at private companies where he served in the roles of controller and chief financial officer. Mr. Calhoun graduated from Clemson University in 1986 with a B.A. in accounting. Mr. Calhoun is licensed as a Certified Public Accountant.

Pike’s executive vice president and chief financial officer, Mr. Anthony Slater, said, “I am delighted to welcome Mr. Calhoun to Pike. He brings a great depth of experience to the role. I would also like to take this opportunity to thank Mr. Waldman, our previous chief accounting officer, for his contribution over his four year tenure.”

About Pike
Pike Electric is a leading provider of energy solutions to investor-owned utilities, electric co-operatives and independent power providers in the United States and abroad. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Safe Harbor
This press release and other statements we make from time to time in the future may contain forward-looking statements that relate to Pike Electric’s plans, objectives and future estimates. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Pike Electric’s Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

Investor Relations Contact:
(336) 719-4622
investorrelations@pike.com